Exhibit 99.1

PRESS RELEASE

GRAY TELEVISION REACHES AGREEMENT IN PRINCIPLE

TO RENEW ALL GRAY NBC AFFILIATIONS NATIONWIDE

Atlanta, Georgia – December 27, 2023. . . Gray Television, Inc. (“Gray) (NYSE: GTN) today announced that it has reached an agreement in principle with the NBC Network that extends and renews all of Gray’s NBC network affiliations, which otherwise would have expired at year-end 2023.  Gray owns and operates NBC affiliated television stations serving 56 markets.  In the current 2023-24 television season, NBC is the #1 network and ranks first in all key demos, as well as first in primetime, morning/afternoon news, late night, primetime sports, scripted and alternative program categories.

Gray Television, Inc. is a multimedia company headquartered in Atlanta, Georgia. Gray is the nation’s largest owner of top-rated local television stations and digital assets in the United States. Its television stations serve 113 television markets that collectively reach approximately 36 percent of US television households.  This portfolio includes 80 markets with the top-rated television station and 102 markets with the first and/or second highest rated television station. It also owns video program companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, as well as the studio production facilities Assembly Atlanta and Third Rail Studios. Gray owns a majority interest in Swirl Films. For more information, please visit www.gray.tv.

Gray Contacts

Pat LaPlatney, President and Co-Chief Executive Officer, 334-206-1400

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

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